ADVANCE AUTO PARTS, INC.
2014 PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT

Award Date	Value of Performance-based RSUs (at Target Level)	Grant Price	Performance-based RSUs (at Target Level)	Vesting Date
February 10, 2014	$XX	$123.32	XX	March 1, 2017

THIS CERTIFIES THAT Advance Auto Parts, Inc. (the “Company”) has on the Award Date specified above granted to

Temple Sloan

(“Participant”) an award (the “Award”) of that number of Performance-based Restricted Stock Units (the “RSUs”) representing the right to receive a like number of shares (“Shares”) of Advance Auto Parts, Inc. Common Stock, $.0001 par value per share (the “Common Stock”), indicated above in the box labeled “Performance-based RSUs (at Target Level),” subject to certain restrictions and on the terms and conditions contained in this Award and the Advance Auto Parts, Inc. 2004 Long-Term Incentive Plan (the “Plan”). A copy of the Plan is available on the Company’s Intranet site or upon request. In the event of any conflict between the terms of the Plan and this Award, the terms of the Plan shall govern. Any terms not defined herein shall have the meaning set forth in the Plan.

* * * * *

1. Vesting. Subject to the remaining provisions of this Award:

Performance-based RSUs shall vest in an amount up to your Performance-based RSUs (at Target Level) on March 1, 2017, subject to your continued employment to that date and except as otherwise provided in Section 2 below. The precise amount in which you may vest will be determined in accordance with the following rules, subject to certification by the Committee of the Company’s Cumulative Operating Income during its 2014 to 2016 fiscal years (the “Performance Period”).

(a) 50% of the performance-based RSUs will vest according to the Company’s Cumulative Operating Income results (as expressed in dollars) during the Performance Period against the Company’s business plan, including results of General Parts International, Inc., according to the schedule established by the Committee as shown in Exhibit 1 to this Agreement. Payout based on performance results between the threshold and maximum performance levels will be interpolated.

(b) 50% of the performance-based RSUs will vest based upon the Company’s average annual comparable store sales growth over the Performance Period, calculated in a manner consistent with the Company’s current comparable store sales policy, according to the schedule established by the Committee as shown in Exhibit 1 to this Agreement. Payout based on performance results between threshold and maximum levels will be interpolated.

With respect to the calculation of Operating Income, the Committee may make adjustments to exclude the impact of charges for restructurings, discontinued operations, extraordinary items, and/or the cumulative effects of accounting changes, each as defined by generally accepted accounting principles and as identified in the Company’s financial statements, notes to the financial statements or management’s discussion and analysis, and any other unusual or non-recurring items as identified in the Company’s financial statements, notes to the financial statements, management’s discussion and analysis or earnings releases.
Your “Maximum Performance-based RSUs” is 100% of the number of RSUs indicated above in the box labeled “Performance-based RSUs (at Target Level).
2. Duration.

(a) If, prior to vesting of the Performance-based RSUs pursuant to Section 1 or this Section 2 of this Award, your employment or other association with the Company and its Affiliates ends for any reason (voluntary or involuntary), then your rights to Performance-based RSUs shall be immediately and irrevocably forfeited, except as follows:

(i) If your employment or other association is terminated prior to March 1, 2017, on account of your Retirement, Death, or Disability, your Performance-based RSUs will vest on March 1, 2017, based on the Company’s performance during the performance period, on a pro-rata basis for the time that you were employed during the performance period. The pro rata amount will be determined by multiplying the number of Performance-based RSUs that you would have received if you had been employed by the Company on March 1, 2017, by a fraction whose numerator is the number of completed months that you were employed during the performance period and whose denominator is 36. For purposes of this Award, “on account of Retirement” means termination of employment or other association following the attainment of at least 55 years of age and at least 10 years of service, of which the last three must be consecutive years with the Company, provided further that if you came to be employed by the Company in conjunction with or as a result of a merger with or acquisition by the Company, the last three consecutive years must occur following the effective date of such merger or acquisition. For purposes of this Award, “Disability” shall have the same meaning as that term is defined in your employment agreement with the Company in effect as of the date of this Award Agreement.

(ii) If the termination of your employment or other association is for cause, as defined in your employment agreement, all of your Performance-based RSUs, will expire on the date your employment ends.

(iii) If your employment or other association is terminated prior to March 1, 2017, by the Company other than for Due Cause, or by you for Good Reason, as those terms are defined in your Employment Agreement, your performance-vesting RSUs will vest on March 1, 2017, based on the Company’s performance during the performance period, on a pro-rata basis for the time that you were employed during the performance period. The pro rata amount will be determined by multiplying the number of Performance-based RSUs that you would have received if you had been employed by the Company on March 1, 2017, by a fraction whose numerator is the number of completed months that you were employed during the performance period and whose denominator is 36.

(b) Immediately prior to a Change in Control event, the Company will convert your Performance-based RSUs to time-vesting RSUs, at target level and prorated based on the number of completed months worked during the performance period preceding the Change of Control divided by 36. The pro rata portion of the time-vesting RSUs will continue to vest and will be converted to shares on March 1, 2017, and the remaining Performance-based unconverted RSUs will expire. The pro rata portion of your time-vesting RSUs as determined pursuant to this Section 2 will vest immediately (i) upon the Change in Control in the event that the successor organization does not assume, convert, or replace the awards; or (ii) upon the termination of your employment in the event that the successor organization assumes, converts or replaces the awards, and your employment is terminated without cause within 24 months following the Change in Control.

Notwithstanding any contrary provision of this Award, the Company may cancel this Award at any time on ninety (90) days prior notice to you in response to actions taken by you that could be considered detrimental to the Company or any of its Affiliates. Whether any of your actions could be considered detrimental will be determined by the Compensation Committee of the Board of Directors (the “Committee”) in its sole discretion for Cause as defined in your employment agreement.

3. Transfer of Award. Until the Performance-based RSUs vest pursuant to Section 2 of this Award, the Performance-based RSUs may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of or encumbered, and no attempt to transfer Performance, vesting RSUs, whether voluntary or involuntary, by operation of law or otherwise, shall vest the transferee with any interest or right in or with respect to the Shares. Notwithstanding the foregoing, you may, in the manner established by the Committee, designate a beneficiary or beneficiaries to exercise your rights to receive any property distributable with respect to the Performance-based RSUs upon your death.

4. No Rights as a Stockholder. You shall have no rights of a shareholder of the Common Stock on and after the Award Date and until the date on which the Performance-based RSUs vest and are converted to Shares and the restrictions with respect to the Performance-based RSUs lapse in accordance with Section 1 or 2 of this Award, as described above.

5. Issuing Shares. Upon vesting of any RSUs pursuant to Section 1 or 2 of this Award and payment of the applicable withholding taxes pursuant to Section 7 below, the Company shall cause shares of Common Stock to be issued in book-entry form, registered in your name.

6. Notices. Except as otherwise provided herein, all notices, requests, demands and other communications under this Award shall be in writing, and if by telecopy, shall be deemed to have been validly served, given or delivered when sent, or if by personal delivery or messenger or courier service, shall be deemed to have been validly served, given or delivered upon actual delivery (but in no event may notice be given by deposit in the United States mail), at the following addresses, telephone and facsimile numbers (or such other address(es), telephone and facsimile numbers a party may designate for itself by like notice):

If to the Company: Advance Auto Parts, Inc. located at 5008 Airport Road, Roanoke, Virginia, 24012, Attention: General Counsel or by telephone at (540) 561-3225 or telecopy at (540) 561-1448;

With copy to: Advance Auto Parts, Inc. located at 5008 Airport Road, Roanoke, Virginia, 24012, Attention: Vice President, Rewards & HR Services or by telephone at (540) 561-6818 or telecopy at (540) 561-6998;

If to you, the Participant, to your home address on record at Advance Auto Parts or your business address at Advance Auto Parts.

7. Income Tax Matters.

(a) The Company makes no representation or warranty as to the tax treatment of your receipt or vesting of the Performance-based RSUs or upon your sale or other disposition of the Shares received upon vesting of your Performance-based RSUs. You should rely on your own tax advisors for such advice. In order to comply with all applicable federal or state income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal or state payroll, withholding, income or other taxes, which are your sole and absolute responsibility, are withheld or collected from you at the time of vesting. The Company will inform you of alternative methods to settle any applicable taxes due prior to the first vesting date of your Award.

(b) For the purposes determining when Shares otherwise issuable on account of your termination of employment will be issued, “termination of employment” or words of similar import, as used in this Agreement, shall mean the date as of which the Company and you reasonably anticipate that no further services will be performed by you, and shall be construed as the date that you first incur a “separation from service” for purposes of Section 409A of the Code on or following termination of employment. Furthermore, if you are a “specified employee” of a public company as determined pursuant to Section 409A as of your termination of employment, any Shares otherwise issuable on account of your termination of employment which constitute deferred compensation within the meaning of Section 409A of the Code and which are otherwise payable during the first six months following your termination of employment shall be issued to you on the earlier of (1) the date of your death and (2) the first business day of the seventh calendar month immediately following the month in which your termination of employment occurs.

8. Miscellaneous.

(a) This Award is made under the provisions of the Plan and shall be interpreted in a manner consistent with it. To the extent that any provision in this Award is inconsistent with the Plan, the provisions of the Plan shall control. The interpretation of the Committee of any provision of the Plan, the RSUs or this Award, and any determination with respect thereto or hereto by the Committee, shall be binding on all parties.

(b) Nothing contained in this Agreement shall confer, intend to confer or imply any rights to an employment relationship or rights to a continued employment relationship with the Company or any Affiliate in your favor or limit the ability of the Company or an Affiliate, as the case may be, to terminate, with or without cause, in its sole and absolute discretion, your employment relationship with the Company or such Affiliate, subject to the terms of any written employment agreement to which you are a party.

(c) Neither the Plan nor this Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and You or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured creditor of the Company or any Affiliate.

(d) The Company shall not be required to deliver any shares of Common Stock until the requirements of any federal or state securities laws, rules or regulations or other laws or rules (including the rules of any securities exchange) as may be determined by the Company to be applicable are satisfied.

(e) An original record of this Award and all the terms hereof, executed by the Company, is held on file by the Company. To the extent there is any conflict between the terms contained in this Award and the terms contained in the original held by the Company, the terms of the original held by the Company shall control.

(f) This Award is intended to be consistent with your employment or loyalty agreement with the Company in effect on the date first written above. To the extent that any provision of this Award Agreement is inconsistent with the terms of your employment or loyalty agreement with the Company in effect as of the date first written above, the provisions of this Award Agreement shall control with respect to this Award.

(g) If any provision in this Agreement is determined to be invalid, void or unenforceable by the decision of any court of competent jurisdiction, which determination is not appealed or appealable for any reason whatsoever, the provision in question shall not be deemed to affect or impair the validity or enforceability of any other provision of this Agreement and such invalid or unenforceable provision or portion thereof shall be severed from the remainder of this Agreement.

In Witness Whereof, this Award has been executed by the Company as of the date first above written.

ADVANCE AUTO PARTS, INC.

By:
Mike Norona, EVP, Chief Financial Officer

Accepted and agreed, including specifically but without limitation as to the treatment of this Award in accordance with the terms of the Plan and this Award notwithstanding any terms of an Employment or Loyalty Agreement between the Company and the undersigned to the contrary:

By: ________________________________                ___________________________________
    Name                                 Date